EXHIBIT 10.24

[Company Letterhead]

December 5, 2012

Michelle Dipp, M.D.

c/o OvaScience, Inc.

215 First Street, Suite 240

Cambridge, Massachusetts 02142

Dear Michelle:

It is my pleasure to confirm the terms of your continued employment with OvaScience, Inc. (the “Company”).  On behalf of the Company, I set forth below the terms of your employment, which have been approved by our Board of Directors:

1.                                      Employment.  You will be employed to serve as the Company’s President and Chief Executive Officer.  You shall report to the Company’s Board of Directors (the “Board”) and shall perform the duties of your position, with responsibility for all aspects of the Company’s business and operations, and such other duties as reasonably may be assigned to you by the Board.  You agree to devote your full business time and your reasonable commercial efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for the Company.  You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

2.                                      Cash Compensation and Benefits.  You will not be entitled, in connection with your services as the Company’s President and Chief Executive Officer, to receive any cash compensation or to participate in any employee benefit plans from time to time in effect for employees of the Company, except in each case as otherwise determined by the Board.

3.                                      Equity Awards.  The Company will grant to you, effective upon execution of this letter by you and the Company, the following equity awards:

(a)                                 An option to purchase 339,313 shares of the Company’s common stock that will vest pursuant to the Company’s standard employee vesting schedule, as set forth in the form of Stock Option Agreement attached hereto as Exhibit A, with an exercise price per share equal to the fair market value of the Company’s common stock as of the date of grant.  The stock options granted pursuant to this Section 3(a) shall continue to vest for so long as you remain the full-time Chief Executive Officer of the Company.  In the event the Company terminates your employment as Chief Executive Officer for any reason other than Cause (as defined below), or in the event you resign your position as Chief Executive Officer for Good Reason (as defined below), the unvested portion of such option that would have otherwise vested during the six (6) month period following your termination shall vest upon such termination, and at your election the vested portion of your option may be exercised at any time during such six (6) month period.  If the Company terminates your employment at any time for Cause, or if you resign your position as Chief Executive Officer at any time without Good Reason, no portion of such stock option shall vest following the date of such termination or resignation.

(b)                                 A restricted stock unit award representing the right to receive 128,205 shares of the Company’s common stock upon satisfaction of applicable time-based vesting conditions, as set forth in the form of Restricted Stock Unit Agreement attached hereto as Exhibit B.

(c)                                  A restricted stock unit award representing the right to receive 64,103 shares of the Company’s common stock upon satisfaction of applicable vesting conditions, including performance criteria to be determined by the Board (or a committee thereof), as set forth in the form of Restricted Stock Unit Agreement attached hereto as Exhibit C.

All restricted stock units granted pursuant to this Section 3 shall continue to vest for so long as you serve as the full-time Chief Executive Officer of the Company.  In the case of the restricted stock units that do not vest based on the satisfaction of performance criteria, in the event the Company terminates your employment as Chief Executive Officer for any reason other than Cause (as defined below), or in the event you resign your position as Chief Executive Officer for Good Reason (as defined below), the unvested portion of such restricted stock units that would have otherwise vested during the six (6) month period following your termination shall vest upon such termination.  If the Company terminates your employment at any time for Cause, or if you resign your position as Chief Executive Officer at any time without Good Reason, no restricted stock units shall vest following the date of such termination or resignation.

Upon a Change of Control, as defined below, all unvested restricted stock units granted pursuant to this Section 3 that do not vest based on satisfaction of performance criteria, and the unvested portion of the stock option granted pursuant to this Section 3, shall immediately vest.

Notwithstanding anything to the contrary contained herein, the Company’s vesting-acceleration obligations contained herein will be conditioned upon your execution and non-revocation of a reasonable release of claims (said release not to include new or other contractual obligations of any kind and not to extinguish any rights to indemnification or insurance coverage you might possess) within 60 days following the date of termination, which provides for a release of any and all claims that you have or might have against the Company.

You and the Company agree that, solely with respect to the equity granted pursuant to Section 3 of this letter agreement, in the event it shall be determined that any of the benefits received or to be received by you in connection with a Change of Control or your termination of service would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, together with any interest or penalties imposed with respect to such excise tax (the “Excise Tax”), then you shall be entitled to receive promptly from the Company an additional lump sum cash payment (the “Gross-Up Payment”) in an amount such that, after payment by you of all taxes related to such benefits, including any income taxes and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such benefits.  Any such Gross-Up Payment shall be made to you within sixty (60) days following the date of a Change of Control, or if the amount of the Gross-Up Payment is not determinable at such time or the Excise Tax is later imposed, not later than 5 (five) days prior to the time that the Excise Tax is due.

4.                                      Vacation.  Up to four (4) weeks of vacation may be taken at such times and intervals as are consistent with the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

5.                                      Non-Competition, Non-Solicitation, Non-Disclosure and Inventions Assignment.   It is understood and agreed that the agreements previously entered into between you and the Company, including the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement, will remain in full force and effect.

6.                                      Other Obligations.  You represent and warrant that your signing of this letter and the performance of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations hereunder.

7.                                      At-Will Employment.  This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term.  Subject to the terms of Section 3 hereof, both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and an authorized representative of the Company that expressly states the intention to modify the at-will nature of your employment.

8.                                      Definitions.  For purposes of this Agreement, the terms below shall have the following assigned meanings:

(a)                                 “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)                                 “Cause.”  The following shall constitute “Cause” for termination of employment:

(i)                                          Your willful failure to perform, or gross negligence in the performance of, your material duties and responsibilities to the Company and its Affiliates, which failure or negligence is not remedied within thirty (30) days of written notice thereof;

(ii)                                       Your material breach of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates, which breach is not remedied within thirty (30) days of written notice thereof;

(iii)                                    Fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company or any of its Affiliates, taken as a whole; or

(iv)                                   Your conviction of a felony.

(c)                                  “Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than in an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

(d)                                 “Good Reason” shall mean, without your consent, the occurrence of any one or more of the following events, provided (x) you have furnished written notice to the Company of the condition giving rise to the claimed Good Reason no later than thirty (30) days following the occurrence of such condition, (y) the Company has failed to remedy the condition within thirty (30) days thereafter and (z) your employment with the Company terminates within six months following the delivery of such notice:

(i)             a material diminution in the nature or scope of your responsibilities, duties or authority, provided that in the absence of a Change of Control neither (x) the Company’s failure to continue your appointment or election as a director or officer of any of its Affiliates, nor (y) any diminution in the nature or scope of your responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates shall constitute “Good Reason”;

(ii)          a failure of the Company to provide you equity awards in accordance with Section 3 hereof after thirty (30) days’ notice during which the Company does not cure such failure; or

(iii)       relocation of your office more than fifty (50) miles from the location of the Company’s principal offices as of the date hereof.

9.                                      Miscellaneous.  This letter, together with the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement, sets forth the entire agreement between you and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment.  If any portion or provision of this letter shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter shall be valid and enforceable to the fullest extent permitted by law.  This letter shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.  All disputes arising out of or related to this Agreement shall be resolved in the state or federal courts of the Commonwealth of Massachusetts, to whose exclusive personal jurisdiction the parties hereby consent.  You and the Company hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this letter or the transactions contemplated hereby.

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me.

Sincerely,

By:
John Simon
Chair, Compensation Committee

The foregoing correctly sets forth the terms of my at-will employment with OvaScience, Inc.  I am not relying on any representations other than those set forth above.

Michelle Dipp, M.D.	Date

Exhibit A

Form of Stock Option Agreement

(See attached)

Exhibit B

Form of Restricted Stock Unit Agreement

(See attached)

Exhibit C

Form of Restricted Stock Unit Agreement

(See attached)